SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 25, 2000

                               AT COMM CORPORATION
             (Exact name of registrant as specified in its charter)

              Delaware                                  0-15797                                 95-3824750
  (State or other jurisdiction of               (Commission File Number)              (I.R.S. Employer Identification
           incorporation)                                                                          No.)

                        577 Airport Boulevard, Suite 700
                          Burlingame, California 94010
                    (Address of principal executive offices)

                                 (650) 375-8188
              (Registrant's telephone number, including area code)

Item 5.  Other Events

         On April 25, 2000 the Company called for redemption all of its outstanding shares of Series A Preferred Stock at the close of business on May 23, 2000. The redemption price is $5.00 per share of Series A Preferred Stock. The holders of the Series A Preferred Stock have the right to convert their shares into Common Stock at any time prior to the redemption date. Each outstanding share of Series A Preferred Stock is convertible into one share of Common Stock.

         On the redemption date, all shares of Series A Preferred Stock which are not converted into Common Stock prior to the redemption date will be cancelled and will then represent only the right to receive the redemption price, without interest, upon surrender of the certificates representing the Series A Preferred Stock. All other rights of the holders of the Series A Preferred Stock will terminate and the Series A Preferred Stock will no longer be transferred on the books of the company or deemed to be outstanding for any purpose.

         Shares of the Company's Series A Preferred Stock may be surrendered for payment of the redemption price, or for the conversion, to Common Stock at the following address: AT COMM Corporation, 577 Airport Blvd., Suite 700, Burlingame, CA 94010, Attn: Chief Financial Officer.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 AT COMM CORPORATION

Dated:   May 12, 2000                   By:       /s/ Melanie D. Johnson
                                                 -----------------------
                                                      Melanie D. Johnson
                                                      Vice President Finance and
                                                      Chief Financial Officer


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